[Form of]
2011 Equity Incentive Plan
Share Award Agreement

1.    Grant of Share Award. This Share Award Agreement evidences the grant by Cimpress N.V., a Netherlands company (the “Company”), to «Name» (the “Participant”) of 1,500 ordinary shares of the Company, €0.01 par value per share (the “Shares”), on November 13, 2018 (the “Grant Date”) on the terms provided herein and in the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”). The Company hereby transfers the Shares to the Participant, and the Participant hereby accepts the Shares. The Company shall enter the Participant’s name as the shareholder of record with respect to the Shares on the books of the Company.
2.    Restrictions and Conditions.
(a)    During the period beginning on the Grant Date and continuing to and including the earlier of (i) the date that is three years after the Grant Date and (ii) the date of the Participant’s death (such period, the “Lock-Up Period”), the Participant shall not offer, sell, contract to sell, pledge, or otherwise encumber or dispose of any of the Shares. During the Lock-Up Period, the Shares shall not be subject, in whole or in part, to attachment, execution or levy of any kind, and any purported transfer in violation hereof shall be null and void. The parties expressly agree that the restrictions described in this Section 2(a) preclude the Participant from engaging in any hedging or other transaction that is designed to or reasonably expected to lead to, or result in, a sale, disposition, or purchase of any of the Shares during the Lock-Up Period and that such prohibited hedging or other transactions include without limitation any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Shares.
(b)    The book entries for the Shares granted herein shall contain appropriate restrictions, as determined by the Company in its sole discretion, to the effect that such Shares are subject to restrictions as set forth herein and in the Plan.
3.    Incorporation of Plan. This Award is being made under and is subject to and governed by the terms and conditions of the Plan. Capitalized terms in this Agreement have the meaning specified in the Plan, unless a different meaning is specified herein.
4.    Taxes. The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant shall pay to the Company or make arrangements satisfactory to the Company for payment of any Tax-Related Items required by law to be withheld on account of the receipt of this Award.
5.    Integration. This Agreement and the Plan constitute the entire agreement between the parties with respect to this Award and supersede all prior agreements and discussions between the parties concerning such subject matter.
6.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
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The parties have executed this Agreement as of the Grant Date.

CIMPRESS N.V.	PARTICIPANT
By: ____________________________________	________________________________________
Name:	Name:
Title: